Limited Power-of-Attorney


     I, Louis J. Lombardo, whose address is 108 Smith Lake Road, Roscoe, NY 12776-5902 hereby grant to Alfa International Holdings Corp., a Delaware corporation ("Alfa") and to Alfa's President, Frank J. Drohan, this limited power-of-attorney to sign, on my behalf, any and all filings on Form ID, Form 3, Form 4 or Form 5 or amendments thereto (the "Filings") with the Securities and Exchange Commission (the "Commission").

     This power-of-attorney is strictly limited to the abovementioned actions and Filings. This power of attorney shall remain in effect until revoked by me in writing to the Commission.

     Signed this 19th day of December 2008 at Roscoe, New York.


                          By: /s/ Louis J. Lombardo
                             -------------------------
                                  Louis J. Lombardo